Exhibit 99.1

Green Thumb Industries Announces Appointment of Dorri C. McWhorter to Board of Directors

CHICAGO and VANCOUVER, British Columbia, Feb. 8, 2022 (GLOBE NEWSWIRE) – Green Thumb Industries Inc. (Green Thumb) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of Rise dispensaries, today announced that Dorri C. McWhorter has been appointed to its board of directors and will join its audit committee.

McWhorter brings a breadth of professional experience across a variety of businesses and industries and is known for her socially conscious approach to leadership. In 2021, McWhorter became President and Chief Executive Officer of YMCA of Metropolitan Chicago, whose mission is to develop strong children, families and communities. Prior to joining the YMCA, she served as Chief Executive Officer for the YWCA Metropolitan Chicago, an organization dedicated to empowering women and eliminating racism. During her eight-year tenure with the YWCA, McWhorter led the organization through seven mergers and acquisitions, expanded its footprint to 10 locations, implemented paid family leave and developed an inclusive retirement plan for thousands of childcare providers and small business owners. McWhorter was also a partner at Crowe Horwath, LLP, and held senior roles with Snap-on Incorporated and Booz Allen Hamilton.

“Dorri is a savvy business leader and community-driven executive who will provide meaningful perspective and expertise to Green Thumb as we continue to execute on our mission and create opportunity and positive change in our communities,” said Green Thumb Founder and Chief Executive Officer Ben Kovler. “Her years of experience working with social change organizations and dedication to helping people will further enrich the Green Thumb board and we are excited to welcome her to the team.”

“I am grateful for the opportunity to join the board of directors at Green Thumb, a company that places a strong emphasis on community impact,” said McWhorter. “I look forward to leveraging my experience and passion of bringing business and community leaders together to advance Green Thumb’s mission to promote social equity and lasting change in communities.”

McWhorter is currently a board member for Lifeway Foods Inc., a health food manufacturer, where she also serves on the audit committee, William Blair Funds, an open-end investment management company and the Skyway Concession Company, which operates the Chicago Skyway Toll Bridge. She holds several board seats for civic and philanthropic organizations, including the Chicago Center for Arts and Technology, 1871 (Technology Business Accelerator), Chicago Council on Global Affairs, Civic Consulting Alliance, Civic Federation, and Forefront. She previously served on the boards of the American Institute of Certified Public Accountants and is the Immediate Past Chairperson of the board for the Illinois CPA Society.

McWhorter has a Master of Business Administration from Northwestern University and a Bachelor of Business Administration from University of Wisconsin. She holds an honorary Doctor of Humane Letters from Lake Forest College.

McWhorter joins the following non-executive Green Thumb directors on the board:

Wendy Berger, Real Estate Subject Matter Expert: Principal, WBS Equities, LLC., which specializes in ground-up construction, renovation, development, sale lease back transactions and acquisitions.

William Gruver, Former Chief Administrative Officer of the Equities Division of Goldman Sachs, decorated Navy Veteran and experienced Audit Committee chair.

Wes Moore, Former CEO of Robinhood, New York’s largest poverty-fighting organization, best-selling author and decorated Army combat Veteran. Serves on the boards of IAC/Interactive Corp. and Under Armour.

Swati Mylavarapu, Compliance Subject Matter Expert: Founder and Managing Partner, Incite.org., a hybrid incubator and investment fund.

Glen Senk, Retail Subject Matter Expert: Former CEO and board director for Urban Outfitters and director of Aritzia, Boden, Kendra Scott and Opening Ceremony.

About Green Thumb Industries:

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Doctor Solomon’s, Good Green, incredibles and RYTHM. The company also owns and operates rapidly growing national retail cannabis stores called Rise. Headquartered in Chicago, Illinois, Green Thumb has 17 manufacturing facilities, 75 open retail locations and operations across 15 U.S. markets. Established in 2014, Green Thumb employs approximately 3,800 people and serves millions of patients and customers each year. The company was named to Crain’s Fast 50 list in 2021 and a Best Workplace by MG Retailer magazine in 2018, 2019 and 2021. More information is available at www.GTIgrows.com.

Investor Contact:	Media Contact:

Andy Grossman	Grace Bondy
EVP, Capital Markets & Investor Relations	Manager, Corporate Communications
InvestorRelations@gtigrows.com	GBondy@gtigrows.com
310-622-8257	517-672-8001

Source: Green Thumb Industries